Exhibit 10.1

PARTNERSHIP INTEREST PURCHASE AGREEMENT

by and between

PDA MANAGEMENT CORP.

(the “Seller”)

and

NATIONAL WASTE MANAGEMENT HOLDINGS, INC.

(the “Buyer”)

dated as of

November 23, 2015

TABLE OF CONTENTS

ARTICLE I	DEFINITIONS
ARTICLE II	PURCHASE AND SALE
ARTICLE III	REPRESENTATIONS AND WARRANTIES OF SELLER
ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF BUYER
ARTICLE V	COVENANTS
ARTICLE VI	TAX MATTERS
ARTICLE VII	CONDITIONS TO CLOSING
ARTICLE VIII	INDEMNIFICATION
ARTICLE IX	MISCELLANEOUS

PARTNERSHIP INTEREST PURCHASE AGREEMENT

This Partnership Interest Purchase Agreement (this “Agreement”) is dated as of November 23, 2015, by and among PDA Management Corp. (the “Seller”), a Nevada corporation authorized to do business in the State of Florida, and National Waste Management Holdings, Inc., a Florida corporation (the “Buyer”).

Recitals

•	WHEREAS, the Seller owns a 50% partnership interest (inclusive of all of its general and limited partnership interests (the “Partnership Interests”), in Gateway Rolloff Services, L.P., a Nevada foreign limited partnership authorized to do business in the State of Florida (the “Company”), immediately prior to Closing;

•	WHEREAS, National Waste Management, Inc. (“Waste Management”), a Nevada corporation authorized to do business in the State of Florida, owns the remaining 50% partnership interest in the Company and Waste Management and Seller are the only partners of the Company; and

•	WHEREAS, Seller wishes to sell to the Buyer, and Buyer wishes to purchase from Seller, the Partnership Interests, subject to the terms and conditions set forth herein;

•	NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

Definitions

The following terms have the meanings specified or referred to in this Article I:

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Unaudited Financial Statements” has the meaning set forth in Section 3.06.

“Balance Sheet” has the meaning set forth in Section 3.06.

“Balance Sheet Date” has the meaning set forth in Section 3.06.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Odessa, Florida are authorized or required by Law to be closed for business.

“Business Enterprise” means any corporation, partnership, limited liability company, sole proprietorship, joint venture or other business association or entity (other than the Company) engaged in the business substantially similar to those of the Company.

“Buyer” has the meaning set forth in the preamble.

“Buyer Indemnitees” has the meaning set forth in Section 8.02.

“Change of Control Transaction” means the occurrence after the date hereof of any of (a) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Buyer, by contract or otherwise) of in excess of 50% of the voting securities of the Buyer, (b) the Buyer merges into or consolidates with any other Person, or any Person merges into or consolidates with the Buyer and, after giving effect to such transaction, the stockholders of the Buyer immediately prior to such transaction own less than 50% of the aggregate voting power of the Buyer or the successor entity of such transaction, or (c) the Buyer sells or transfers all or substantially all of its assets to another Person and the stockholders of the Buyer immediately prior to such transaction own less than 50% of the aggregate voting power of the acquiring entity immediately after the transaction.

“Closing” has the meaning set forth in Section 2.04.

“Closing Date” has the meaning set forth in Section 2.04.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the recitals.

“Company Intellectual Property” means all Intellectual Property that is owned or held for use by the Company.

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to Intellectual Property to which the Company is a party, beneficiary or otherwise bound.

“Company IP Registrations” means all Company Intellectual Property that is subject to any issuance registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Direct Claim” has the meaning set forth in Section 8.04(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement.

“Dollars or $” means the lawful currency of the United States.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“Financial Statements” has the meaning set forth in Section 3.06.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“Indemnified Party” has the meaning set forth in Section 8.04.

“Indemnifying Party” has the meaning set forth in Section 8.04.

“Insurance Policies” has the meaning set forth in Section 3.16.

“Intellectual Property” means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (d) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models); and (f) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation.

“Intellectual Property Registrations” has the meaning set forth in Section 3.12(b).

“Interim Balance Sheet” has the meaning set forth in Section 3.06.

“Interim Balance Sheet Date” has the meaning set forth in Section 3.06.

“Interim Financial Statements” has the meaning set forth in Section 3.06.

“Knowledge of Seller or Seller’s Knowledge” or any other similar knowledge qualification, means the actual or constructive knowledge of Seller, after due inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Liabilities” has the meaning set forth in Section 3.07.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive damages, except in the case of fraud or to the extent actually awarded to a Governmental Authority or other third party.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Company (or Buyer, as it relates to the representations and warranties in Article IV), or (b) the ability of Seller (or Buyer, as it relates to the representations and warranties in Article IV) to consummate the transactions contemplated hereby on a timely basis.

“Material Contracts” has the meaning set forth in Section 3.09(a).

“Material Customers” has the meaning set forth in Section 3.15(a).

“Material Suppliers” has the meaning set forth in Section 3.15(b).

“Partnership Interests” has the meaning set forth in the recitals.

“Organizational Documents” means (a) in the case of a Person that is a corporation, its articles or certificate of incorporation and its by-laws, regulations or similar governing instruments required by the laws of its jurisdiction of formation or organization; (b) in the case of a Person that is a partnership, its articles or certificate of partnership, formation or association, and its partnership agreement (in each case, limited, limited liability, general or otherwise); (c) in the case of a Person that is a limited liability company, its articles or certificate of formation or organization, and its limited liability company agreement or operating agreement; and (d) in the case of a Person that is none of a corporation, partnership (limited, limited liability, general or otherwise), limited liability company or natural person, its governing instruments as required or contemplated by the laws of its jurisdiction of organization.

“Ownership Source” means the proprietary owner of all information collected through third party open-source or licensed applications. (Facebook, Twitter, live chat, payment processor, internal member networks, RSS and content API providers)

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Post-Closing Taxes” means Taxes of the Company for any Post-Closing Tax Period.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Pre-Closing Taxes” means Taxes of the Company for any Pre-Closing Tax Period.

“Purchase Price” has the meaning set forth in Section 2.02.

“Real Property” means the real property owned, leased or subleased by the Company, together with all buildings, structures and facilities located thereon.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors/managing members, managers, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Restricted Period” has the meaning set forth in Section 5.07(a).

“Restricted Shares” means that the shares of Buyer’s common stock to be issued to Seller pursuant to this Agreement shall be transferred or issued under the exemption from registration provided for under Section 4(1) and/or 4(2) of the Securities Act. Consequently, such shares will be “restricted securities” as such term is defined under Rule 144 of the Securities Act and appropriate legends shall be placed upon certificates and stop transfers shall be placed in the stock records of Buyer in accordance with Section 5.13 of this Agreement.

“Seller” has the meaning set forth in the preamble.

“Seller Indemnitees” has the meaning set forth in Section 8.03.

“Straddle Period” has the meaning set forth in Section 6.03.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Claim” has the meaning set forth in Section 8.04(a).

“Transaction Documents” means this Agreement and the Employment Agreement with Paul A. Simon.

“Union” has the meaning set forth in Section 3.20(b).

ARTICLE II

Purchase and Sale

     2.01 Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell to Buyer, and Buyer shall purchase from Seller, all of Seller’s right, title and interest in and to the Partnership Interests, free and clear of all Encumbrances, for the consideration specified in Section 2.02 (the “Acquisition”).

     2.02 Purchase Price. In consideration for the Partnership Interests, Buyer shall pay Seller the following:

(a) Buyer shall pay Seller $450,000 in cash (the “Purchase Price”) on the Closing Date.

(b) Buyer shall also pay Seller an amount equal to the difference between the current assets and the current liabilities of the Company as of November 1, 2015, subject to the Company’s accounting reconciliation of all accounting matters by February 1, 2016 (the “Working Capital Date”) in four (4) equal installments payable on the following schedule, provided however the aggregate of such payments shall be capped at $100,000:

(i) the first installment shall be payable on the Working Capital Date;

(ii) the second shall be payable on the 60th day following the Working Capital Date;

(iii) the third installment shall be payable on the 120th day following the Working Capital Date; and

(iv) the fourth installment shall be payable on the 180th day following the Working Capital Date.

The accounting reconciliation shall be performed by the Company accountant’s and it shall be binding on all parties in the absence of fraud or mistake.

(c) Buyer shall issue to Seller an aggregate of 750,000 restricted shares (the “Shares”) of Buyer’s common stock, no par value per share, on the Closing Date.

     2.03 Transactions to be Effected at the Closing.

(a)   At the Closing, Buyer shall deliver to Seller:

(i)	$450,000, by wire transfer of immediately available funds to an account of Seller designated in writing by Seller to Buyer prior to the Closing Date;

(ii)	a stock certificate of Buyer evidencing the Shares, fully paid and nonassessable, duly issued in the name of Seller; and

(iii)	the Transaction Documents and all other agreements, documents, instruments or certificates required to be delivered by Buyer at or prior to the Closing pursuant to Section 7.03 of this Agreement.

(b) At the Closing, Seller shall deliver to Buyer the Transaction Documents and all other agreements, documents, instruments or certificates required to be delivered by Seller at or prior to the Closing pursuant to Section 7.02 of this Agreement.

     2.04 Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Partnership Interests contemplated hereby shall take place on November 23, 2015 at a closing (the “Closing”) to be held at 1 p.m., eastern standard time, at the offices of SZAFERMAN LAKIND BLUMSTEIN & BLADER, PC, 101 Grovers Mill Road, Lawrenceville, NJ 08648, or at such other time or on such other date or at such other place as Seller and Buyer may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

2.05 Resignation of Officer and Withdrawal as Partner. Unless otherwise agreed to by the Seller and the Buyer prior to the Closing, upon closing, Paul Simon shall resign from any and all positions within the Company except for the position set forth in his Employment Agreement identified in Section 5.14. Buyer and Seller further agree that at Closing, Buyer shall be admitted to the Company as a Partner with respect to the Partnership Interest for all purposes, including the right to participate in the management of the Company, and simultaneously with such admission, Seller shall have withdrawn as a Partner of the Company for all purposes. Buyer and Seller shall obtain from Waste Management its agreement and consent to the sale and transfer of the Partnership Interest and the admission of Buyer as a Partner in the place and stead of Seller. On the Closing Date, except for Seller’s covenants, representations, and warranties herein to Buyer, Seller shall be released of all partnership obligations.

ARTICLE III

Representations and Warranties of Seller

On and as of the date of this Agreement and the Closing Date, the representations and warranties of Seller are subject to, and qualified by, every relevant fact disclosed in the certificates, exhibits, schedules, and Disclosure Schedules to this Agreement or any other document or instrument that is delivered to Buyer on or before the date of this Agreement or the Closing Date or pursuant to this Agreement. Disclosures made in the certificates, exhibits, schedules, or Disclosure Schedules to this Agreement, or in the other closing documents and Transaction Documents, will constitute disclosures by Seller with respect to all representations and warranties of Seller in this Agreement. The inclusion by Seller in any particular exhibit of any fact or information that is not needed or required to be disclosed to make a representation or warranty true, correct or not misleading in any material respect will not be construed by Buyer as an indication that all items of similar scope and degree are required or have been included in every other exhibit or schedule. Accordingly, a representation or warranty of Seller under this Agreement or in a certificate or instrument delivered pursuant it will be considered to have been breached or will be considered to be inaccurate only if Buyer has no actual knowledge on or before the Closing Date of facts that rendered the representations or warranty untrue. To the extent that any agent, employee, or representative of Buyer has actual knowledge of a fact that is not disclosed by Seller and that should be disclosed so as to make a representation or warranty otherwise affected by the omission true and correct or not misleading in any material respect, Seller will not be in breach of the representation or warranty by reason of its failure to disclose the facts. Furthermore, certain representations and warranties are made "to Seller's knowledge." As to those representations and warranties, no breach will exist unless Paul Simon had actual knowledge of the fact that made the representation or warranty untrue, incorrect, or misleading when it was made. Subject to the foregoing and except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Seller represents and warrants to Buyer that the statements contained in this Article III are true and correct as of the date hereof.

     3.01 Organization and Authority of Seller. Seller has full power and authority to enter into this Agreement and the other Transaction Documents to which Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and the other Transaction Documents to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Seller. When this Agreement is duly executed by Seller and delivered to Buyer, this Agreement shall constitute a legal, valid and binding obligation of Seller enforceable against it in accordance with its terms. When each other Transaction Document to which Seller is or will be a party has been duly executed and delivered by Seller, such Transaction Document will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms.

     3.02 Organization, Authority and Qualification of the Company. The Company is a limited partnership duly organized, validly existing and in good standing under the Laws of the state of Nevada and has full partnership power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Section 3.02 of the Disclosure Schedules sets forth each jurisdiction in which the Company is licensed or qualified to do business, and the Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary. All partnership actions taken by the Company in connection with this Agreement and the other Transaction Documents will be duly authorized on or prior to the Closing.

     3.03 Capitalization.

(a)  Seller is the record owner of and has good and valid title to the Partnership Interests, free and clear of all Encumbrances. The Partnership Interests constitute 50% of the total issued and outstanding Partnership interests in the Company. The Partnership Interests have been duly authorized and are validly issued, fully-paid and non-assessable. Upon consummation of the transactions contemplated by this Agreement, Buyer shall own all of the Partnership Interests, free and clear of all Encumbrances.

(b)   The Partnership Interests were issued in compliance with applicable Laws. The Partnership Interests were not issued in violation of the Organizational Documents of the Company or any other agreement, arrangement or commitment to which Seller or the Company is a party and are not subject to or in violation of any preemptive or similar rights of any Person.

(c)   There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the Partnership Interests or obligating Seller to sell any of its Partnership Interests in the Company. Other than the Organizational Documents, there are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Partnership Interests.

3.04 No Subsidiaries. The Company does not own, or have any interest in any shares or have an ownership interest in any other Person.

3.05 No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of Seller or Company; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller or the Company; (c) require the consent, notice or other action by any Person (except for that of Waste Management in for Buyer to be admitted as a member and participate in the management of the Company),under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which Seller or the Company is a party or by which Seller or the Company is bound or to which any of their respective properties and assets are subject (including any Material Contract) or any Permit affecting the properties, assets or business of the Company; or (d) result in the creation or imposition of any Encumbrance on any properties or assets of the Company. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller or the Company in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

3.06 Financial Statements. Complete copies of the Company’s unaudited financial statements consisting of the balance sheet of the Company as of December 31 in the year 2014 and the related statements of income for the year then ended (the “Unaudited Financial Statements”), and unaudited financial statements consisting of the balance sheet of the Company as of September 30, 2015 and the related statements of income for the nine- month period then ended (the “Interim Financial Statements” and together with the Unaudited Financial Statements, the “Financial Statements”) are included in the Disclosure Schedules/have been delivered to Buyer. Except as disclosed in the Financial Statement, the Financial Statements have been prepared to the best of Company’s ability in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Audited Financial Statements). The Financial Statements are based on the books and records of the Company, and fairly present in all material respects the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated. The balance sheet of the Company as of December 31, 2014 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Company as of September 30, 2015 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”. The Company maintains a standard system of accounting established and administered in accordance with GAAP to the best of its ability.

3.07 Undisclosed Liabilities. To Seller’s knowledge, the Company has no liabilities, obligations or commitments of any nature whatsoever, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”), except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Interim Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

3.08 Absence of Certain Changes, Events and Conditions. Since the Interim Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, to Seller’s knowledge, there has not been, with respect to the Company, any:

(a)   event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)   amendment of the Organizational Documents of the Company;

(c)   split, combination or reclassification of any Partnership interests in the Company;

(d)   issuance, sale or other disposition of, or creation of any Encumbrance on, any Partnership interests in the Company, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any Partnership interests in the Company, except pursuant to this Agreement and a separate purchase agreement entered into between Buyer and Waste Management;

(e)   declaration or payment of any distributions on or in respect of any Partnership interests in the Company or redemption, purchase or acquisition of any of the Company’s outstanding Partnership interests;

(f)   material change in any method of accounting or accounting practice of the Company, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(g)  material change in the Company’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(h)   entry into any Contract that would constitute a Material Contract;

(i)   incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice.

(j)   transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Interim Balance Sheet or cancellation of any debts or entitlements other than the repayment of the $244,000 loan to Seller as of September 30, 2015;

(k)   transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Company Intellectual Property or Company IP Agreements;

(l)   material damage, destruction or loss (whether or not covered by insurance) to its property;

(m)   any capital investment in, or any loan to, any other Person;

(n)   acceleration, termination, material modification to or cancellation of any material Contract (including, but not limited to, any Material Contract) to which the Company is a party or by which it is bound;

(o)   any material capital expenditures;

(p)   imposition of any Encumbrance upon any of the Company’s properties or assets, tangible or intangible;

(q)   any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its members or current or former managers, officers and employees;

(r)   entry into a new line of business or abandonment or discontinuance of existing lines of business;

(s)   adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(t)   purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $5,000, individually (in the case of a lease, per annum) or $25,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

(u)  acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets, stock or other equity of, or by any other manner, any business or any Person or any division thereof;

(v)   action by the Company to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer in respect of any Post-Closing Tax Period; or

(w)   any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

3.09 Material Contracts.

(a)   Section 3.09(a) of the Disclosure Schedules lists all material Contracts of the Company (together with all Contracts concerning the occupancy, management or operation of any Real Property, including but without limitation, brokerage contracts, listed or otherwise disclosed in Section 3.10(b) of the Disclosure Schedules, being “Material Contracts”).

(b)  Each Material Contract is valid and binding on the Company in accordance with its terms and is in full force and effect. None of the Company or, to Seller’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer.

3.10 Title to Assets; Real Property.

(a)   To Seller’s knowledge, The Company has good and valid (and, in the case of owned Real Property, good and marketable fee simple) title to, or a valid leasehold interest in, all Real Property and personal property and other assets reflected in the Unaudited Financial Statements or acquired after the Interim Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances.

(b)   Section 3.10(b) of the Disclosure Schedules lists (i) the street address of each parcel of Real Property; (ii) if such property is leased or subleased by the Company, the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property; and (iii) the current use of such property. With respect to owned Real Property, Seller has delivered or made available to Buyer true, complete and correct copies of the deeds and other instruments (as recorded) by which the Company acquired such Real Property, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of Seller or the Company and relating to the Real Property. With respect to leased Real Property, Seller has delivered or made available to Buyer true, complete and correct copies of any leases affecting the Real Property. The Company is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any leased Real Property. The use and operation of the Real Property in the conduct of the Company’s business do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement. No material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than the Company. There are no Actions pending nor, to the Seller’s Knowledge, threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

3.11 Condition and Sufficiency of Assets. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company are structurally sound, are in good operating condition and repair (normal wear and use excepted), and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Company, together with all other properties and assets of the Company, are sufficient for the continued conduct of the Company’s business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the business of the Company as currently conducted.

3.12 Removed and Reserved.

3.13 Inventory. All inventory of the Company, whether or not reflected in the Interim Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All such inventory is owned by the Company free and clear of all Encumbrances, and no inventory is held on a consignment basis. The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the Company.

3.14 Accounts Receivable. The accounts receivable reflected on the Interim Balance Sheet and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the Company involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; and (b) constitute only valid, undisputed claims of the Company not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice.

3.15 Removed and Reserved.

3.16 Insurance. Section 3.16 of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors and officers’ liability, fiduciary liability and other casualty and property insurance maintained by Seller or its Affiliates (including the Company) and relating to the assets, business, operations, employees, officers and managers of the Company (collectively, the “Insurance Policies”) and true and complete copies of such Insurance Policies have been made available to Buyer. Such Insurance Policies are in full force and effect. Neither the Seller nor any of its Affiliates (including the Company) has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company. All such Insurance Policies (a) are valid and binding in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. There are no claims related to the business of the Company pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. None of Seller or any of its Affiliates (including the Company) is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Company and are sufficient for compliance with all applicable Laws and Contracts to which the Company is a party or by which it is bound.

3.17 Legal Proceedings; Governmental Orders.

(a)   Except as set forth on Schedule 3.17, to Seller’s knowledge, there are no Actions pending or threatened (a) against or by the Company affecting any of its properties or assets (or by or against Seller or any Affiliate thereof relating to the Company); or (b) against or by the Company, Seller or any Affiliate of Seller that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To Seller’s knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)   There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or assets. To Seller’s knowledge, no event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order.

3.18 Compliance With Laws; Permits.

(a)   To Seller’s knowledge, the Company is not in violation of any Laws applicable to it or its business, properties or assets that has had or could reasonably be expected to result in a Material Adverse Effect.

(b)   To Seller’s knowledge, all Permits required for the Company to conduct its business have been obtained by it and are valid and in full force and effect, except where the failure to possess such permits could not reasonably be expected to result in a Material Adverse Effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 3.18(b) of the Disclosure Schedules lists all current Permits issued to the Company, including the names of the Permits and their respective dates of issuance and expiration. To Seller’s knowledge, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 3.18(b) of the Disclosure Schedules.

3.19 Environmental Matters.

(a)   To Seller’s knowledge, the Company is currently and has been in compliance with all Environmental Laws and the Company has not, and the Seller has not, received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b)   The Company has obtained and is in material compliance with all Environmental Permits (each of which is disclosed in Section 3.19(b) of the Disclosure Schedules) necessary for the ownership, lease, operation or use of the business or assets of the Company and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect by Seller through the Closing Date in accordance with Environmental Law, and to Seller’s knowledge, neither Seller nor the Company is aware of any condition, event or circumstance that might prevent or impede, after the Closing Date, the ownership, lease, operation or use of the business or assets of the Company as currently carried out. With respect to any such Environmental Permits, Seller has undertaken, or will undertake prior to the Closing Date, all measures necessary to facilitate transferability of the same, and to Seller’s knowledge, neither the Company nor the Seller is aware of any condition, event or circumstance that might prevent or impede the transferability of the same, nor have they received any Environmental Notice or written communication regarding any material adverse change in the status or terms and conditions of the same.

3.20 Employment Matters. Section 3.20 of the Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of the Company as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. To Seller’s knowledge, the Company is not a party to or bound by any collective bargaining or any other type of labor or union agreement which covers any employees. To Seller’s knowledge, no strike, labor suit or proceeding or labor administrative proceeding is pending or to Seller’s knowledge, threatened respecting the Employees, and to Seller’s knowledge, no such matter has been threatened since February 3, 2014.

3.21 Taxes.

(a)   All Tax Returns required to be filed on or before the Closing Date by the Company have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all material respects. All Taxes due and owing by the Company (whether or not shown on any Tax Return), as of the Closing Date, have been, or will be, timely paid.

(b)   The Company has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, member or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c)   No claim has been made by any taxing authority in any jurisdiction where the Company does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(d)   No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company.

(e)   The amount of the Company’s Liability for unpaid Taxes for all periods ending on or before September 30, 2015 does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Financial Statements. The amount of the Company’s Liability for unpaid Taxes for all periods following the end of the recent period covered by the Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Company (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).

(f)  The Company is not a party to any Action by any taxing authority. There are no pending or to Seller’s knowledge, threatened Actions by any taxing authority.

(g)   Seller will deliver to Buyer, by the Closing Date, copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, the Company for all previous Tax periods until the date hereof.

(h) Seller agrees to pay any and all Taxes due in connection with the resale of the Shares.

3.22 Books and Records. The minute books of the Company have been made available to Buyer and to the extent records were created, are correct and have been maintained in accordance with sound business practices. At the Closing, all of those books and records will be in the possession of the Company.

3.23 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Seller.

3.24 Full Disclosure. To Seller’s knowledge no representation or warranty by Seller in this Agreement and to Seller’s knowledge, no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact that has had or could reasonably be expected to result in a Material Adverse Effect on Buyer.

ARTICLE IV

Representations and Warranties of Buyer

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Buyer represents and warrants to Seller that the statements contained in this Article IV are true and correct as of the date hereof.

4.01 Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of Florida. Buyer has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer, such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms.

 Buyer has full power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Section 4.01 of the Disclosure Schedules sets forth each jurisdiction in which Buyer is licensed or qualified to do business, and Buyer is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary.

4.02 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which Buyer is a party or is bound or to which any of its properties or assets are subject (including any Material Contracts) or any Permit affecting the properties, assets or business of Buyer. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

4.03 Removed and Reserved.

4.04 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

4.05 Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.

4.06 Legal Proceedings. To Buyer’s knowledge, there are no Actions pending or threatened against or by Buyer or any Affiliate of Buyer affecting any of its properties or assets; or (b) against or by Buyer or any Affiliate of Buyer that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)   There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting Buyer or any of its properties or assets. No event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order.

4.07 Shares. The Shares are duly authorized and upon delivery to Seller, will be validly issued, fully paid and nonassessable, free and clear of all liens and Encumbrances other than restrictions on transfer provided for in this Agreement. The issuance of the Shares will not violate any shareholder’s agreement, preemptive rights, and will be issued in compliance with the registration provisions of state and federal securities laws.

4.08 Capitalization. The capitalization of the Buyer as of the date of the Agreement is as described on Schedule 4.08 and will remain as of the Closing Date. The Buyer has not issued any capital stock since such date. No shares of the Company’s capital stock are held in the Company’s treasury. Other than preferred shares, Buyer has not authorized and does not have outstanding any other class of debt or equity securities. Except as set forth on Schedule 4.08, there are no authorized or outstanding options, warrants, script rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire, any shares of common stock, or contracts, commitments, understandings or arrangements by which the Buyer is or may become bound to issue additional shares of common stock, or securities or rights convertible or exchangeable into shares of common stock, and none will be authorized, issued, or granted from the date of this Agreement until Closing. The issuance of the Shares will not obligate the Buyer to issue shares of common stock or other securities to any Person and will not result in a right of any holder of the Buyer securities to adjust the exercise, conversion, exchange or reset price under such securities. There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the Shares or obligating Seller to sell any of the Shares to Buyer. Other than this Agreement and the Organizational Documents, there are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares. The issuance of the Shares to Seller pursuant to this Agreement is not subject to any antitakeover or control share acquisition law of any state, and, when acquired by Seller, the Shares will have full voting rights. Upon issuance of the Shares to Seller in accordance with this Agreement, Seller will acquire good and valid title to the Shares, free from any Encumbrance, adverse claim, security interest, or restriction on transfer, except for those imposed by state and federal securities laws.

4.09 Labor Relations. To Buyer’s knowledge, no material labor dispute exists or is imminent with respect to any of the employees of the Buyer which has had or could reasonably be expected to result in a Material Adverse Effect. None of the Buyer’s employees is a member of a union that relates to such employee’s relationship with the Buyer, and the Buyer is not a party to a collective bargaining agreement or any labor or union agreement which covers Buyer’s employees, and the Buyer believes that its relationships with their employees are good. No officer, to the Knowledge of the Buyer, is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement, or any other Contract or agreement or any restrictive covenant in favor of any third party, and the continued employment of each such executive officer does not subject the Buyer to any liability with respect to any of the foregoing matters. The Buyer is in compliance with all U.S. federal, state, local and foreign laws and regulations relating to employment and employment practices, terms and conditions of employment and wages and hours.

4.10 Compliance. To Buyer’s knowledge, the Buyer is not: (i) in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Buyer), nor has the Buyer received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived) that has had or could reasonably be expected to result in a Material Adverse Effect on Buyer, (ii) in violation of any order of any court, arbitrator or governmental body that has had or could reasonably be expected to result in a Material Adverse Effect on Buyer, or (iii) and has not been in violation of any Law, statute, rule or regulation of any governmental authority that has had or could reasonably be expected to result in a Material Adverse Effect on Buyer.

4.11 Regulatory Permits. To Buyer’s knowledge, the Buyer possesses all certificates, authorizations and Permits necessary to conduct its business, except where the failure to possess such Permits could not reasonably be expected to result in a Material Adverse Effect on Buyer (“Material Permits”), and the Buyer has not received any notice of proceedings relating to, and no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in, the revocation, suspension, lapse, limitation, or modification of any Permit.

4.12 Title to Assets. To Buyer’s knowledge, the Buyer has good and marketable title in fee simple to all real property owned by it that is material to the business of the Buyer and good and valid title in all personal property owned by it that is material to the business of the Buyer, in each case free and clear of all Encumbrances, except for Encumbrances as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Buyer and Encumbrances for the payment of federal, state or other taxes, the payment of which is neither delinquent nor subject to penalties. Any real property and facilities held under lease by the Buyer is held by it under valid, subsisting and enforceable leases of which the Buyer is in compliance, except where the failure to be in compliance would not reasonably be expected to result in a Material Adverse Effect on Buyer.

4.13 Financial Statements. The financial statements of the Buyer, as disclosed on Buyer’s quarterly report on Form 10-Q and annual report on Form 10-K (collectively “Buyer Financial Statements”) comply in all material respects with applicable accounting requirements with respect thereto as in effect at the time of filing. The Buyer Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Buyer as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

4.14 Material Changes. Except as set forth in Schedule 4.14, since the date of the latest Buyer Financial Statement: (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect on Buyer, (ii) the Buyer has not incurred any liabilities (contingent or otherwise), (iii) the Buyer has not altered its method of accounting, (iv) the Buyer has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock, (v) the Buyer has not issued any equity securities, (vi) Buyer has not adopted any plan of merger, consolidation, reorganization, liquidation, or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law, and (vii) Buyer has not acquired by merger or consolidation with, or by purchase of a substantial portion of the assets, stock or other equity of, or by any other manner, any business or any Person or any division thereof. Except for the issuance of the Shares contemplated by this Agreement, no event, liability or development has occurred or exists with respect to the Buyer or its business, properties, operations or financial condition, that would be required to be disclosed by the Buyer.

4.15 Foreign Corrupt Practices. To Buyer’s knowledge, neither the Buyer nor any agent or other person acting on behalf of the Buyer, has: (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Buyer (or made by any person acting on its behalf of which the Buyer is aware) which is in violation of law or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

4.16 Undisclosed Liabilities. To Buyer’s knowledge, Buyer has no liabilities, obligations or commitments of any nature whatsoever, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise, except (a) those which are adequately reflected or reserved against in the Buyer Financial Statements, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the date of the Buyer Financial Statements and which are not, individually or in the aggregate, material in amount.

4.17 Reporting Requirement. Buyer is a “reporting company” that is subject to the reporting requirements of the Securities Exchange Act of 1934. Buyer has complied with all periodic reporting requirements of the Securities Exchange Act of 1934, and will continue do so as long as Seller owns the Shares. This representation shall survive the Closing.

4.18 Full Disclosure. To Buyer’s knowledge no representation or warranty by Buyer in this Agreement and to Buyer’s knowledge, no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Seller pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact that has had or could reasonably be expected to result in a Material Adverse Effect on Seller.

ARTICLE V

Covenants

5.01 Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Seller shall, and shall cause the Company to, (x) conduct the business of the Company in the ordinary course of business consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact the current organization, business and franchise of the Company and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Company. Without limiting the foregoing, from the date hereof until the Closing Date, Seller shall:

(a)   cause the Company to preserve and maintain all of its Permits;

(b)   cause the Company to pay its debts, Taxes and other obligations when due;

(c)   cause the Company to maintain the properties and assets owned, operated or used by the Company in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(d)   cause the Company to continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;

(e)   cause the Company to defend and protect its properties and assets from infringement or usurpation;

(f)   cause the Company to perform all of its obligations under all Contracts relating to or affecting its properties, assets or business;

(g)   cause the Company to maintain its books and records in accordance with past practice;

(h)   cause the Company to comply in all material respects with all applicable Laws; and

(i)   cause the Company not to take or permit any action that would cause any of the changes, events or conditions described in Section 3.08 to occur.

5.02 Access to Information. From the date hereof until the Closing, Seller shall, and shall cause the Company to, (a) afford Buyer and its Representatives full and free access to and the right to inspect all of the Real Property, properties, assets, premises, books and records, Contracts and other documents and data related to the Company; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Company as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of Seller and the Company to cooperate with Buyer in its investigation of the Company.

5.03 Notice of Certain Events.

(a)   From the date hereof until the Closing, Seller shall promptly notify Buyer in writing of:

(i) any fact, circumstance, event or action the existence, occurrence or taking of which (A) to Seller’s knowledge, has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Seller hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.02 to be satisfied;

(ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv) any Actions commenced or, to Seller’s Knowledge, threatened against, relating to or involving or otherwise affecting Seller or the Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.17 or that relates to the consummation of the transactions contemplated by this Agreement.

5.05 Removed and Reserved.

5.06 Confidentiality. From and after the Closing, Seller shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Company, except to the extent that Seller can show that such information (a) is generally available to and known by the public through no fault of Seller, any of its Affiliates or their respective Representatives; (b) is lawfully acquired by Seller, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation; or (c) is required by law or regulatory order or the disclosure of such information is necessary to establish a lawful claim or defense. If Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which Seller is advised by its counsel in writing is legally required to be disclosed, provided that Seller shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

5.07 Removed and Reserved.

5.08 Governmental Approvals and Consents.

(a)   Each party hereto shall, as promptly as possible, (i) make, or cause to be made, all filings and submissions required under any Law applicable to such party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the other Transaction Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b)   Seller and Buyer shall use reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 3.05 and Section 4.02 of the Disclosure Schedules.

5.09 Books and Records.

(a)   In order to facilitate the resolution of any claims made against or incurred prior to the Closing, or for any other reasonable purpose, for a period of five years after the Closing, Buyer shall:

(i) retain the books and records (including personnel files) of the Company relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Company; and

(ii) upon reasonable notice, afford the Representatives of Seller reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to such books and records;

provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in Article VI.

(b)   Neither Buyer nor Seller shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 5.09 where such access would violate any Law.

       5.10 Closing Conditions. From the date hereof until the Closing, each party hereto shall, and Seller shall cause the Company to, use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VII hereof.

5.11 Removed and Reserved.

5.12 Removed and Reserved.

5.13 Share Lock-Up; Resale of Shares. For a period of six (6) months upon the receipt of the Shares (the “Lock-Up Period”), the Seller shall not offer, pledge, sell, contract to sell, grant, lend or otherwise transfer or dispose of, directly or indirectly, any Shares. Upon the expiration of the Lock-Up Period, the Seller may sell during any three-month period up to 200,000 Shares , subject to Rule 144 of the Securities Act (“Rule 144”). Buyer shall instruct its counsel to issue an opinion letter and shall remove any restrictive legend in connection with the resale of the Shares upon expiration of the Lock-Up Period. Buyer’s failure to consent to the removal of the restricted legend upon expiration of the Lock-Up Period in accordance with this Section 5.13 shall constitute a material breach of this Agreement. This provision shall survive the Closing.

The Seller hereby agrees with the Buyer as follows:

(a) The certificates evidencing the Shares issued to the Seller, and each certificate issued in transfer thereof, will bear the following or similar legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, IN WHICH CASE THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE COMPANY AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

(b) Other Legends. The certificates representing such Shares, and each certificate issued in transfer thereof, will also bear any other legend required under any applicable Law, including, without limitation, any state corporate and state securities law.

5.14 Employment Agreement. Concurrently with the Closing, Buyer and Paul Simon shall enter into a two-year employment agreement, attached hereto as Exhibit A, pursuant to which Mr. Simon shall remain as an employee of the Company.

5.15 Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

       5.16 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement provided such further actions do not enlarge or extend any existing liability or obligation of the party or impose on the party any new or additional liability or obligation.

ARTICLE VI

Tax Matters

6.01 Tax Covenants.

(a)   Without the prior written consent of Buyer, Seller (and, prior to the Closing, the Company, its Affiliates and their respective Representatives) shall not, to the extent it may affect, or relate to, the Company, make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer or the Company in respect of any Post-Closing Tax Period. Seller agrees that Buyer is to have no liability for any Tax resulting from any action prior to Closing of Seller, the Company, its Affiliates or any of their respective Representatives, and agrees to indemnify and hold harmless Buyer (and, after the Closing Date, the Company) against any such Tax or reduction of any Tax asset.

(b)   All transfer, documentary, sales, use, stamp, registration, value added and other such fees (including any penalties and interest) incurred in connection with this Agreement and the Assignment and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Seller when due. Seller shall, at its own expense, timely file any Tax Return or other document with respect to the foregoing taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

(c)   Buyer shall prepare, or cause to be prepared, all Tax Returns required to be filed by the Company after the Closing Date with respect to a Pre-Closing Tax Period. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method.

     6.02 Tax Indemnification. For a term beginning on the Closing Date and ending on the second anniversary of the Closing Date, Seller shall indemnify the Company, Buyer, and each Buyer Indemnitee and hold them harmless from and against (a) any Loss attributable to any breach of or inaccuracy in any representation or warranty made in Section 3.21; (b) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article VI; (c) all Taxes of the Company or relating to the business of the Company for all Pre-Closing Tax Periods; and (d) any and all Taxes of any person imposed on the Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date. In each of the above cases, together with any out-of-pocket fees and expenses (including attorneys’ and accountants’ fees) incurred in connection therewith. For a term beginning on the Closing Date and ending on the second anniversary of the Closing Date, Seller shall reimburse Buyer for any Taxes of the Company that are the responsibility of Seller pursuant to this Section 6.02 within ten Business Days after payment of such Taxes by Buyer or the Company, except that Buyer shall have the right to timely appeal any such imposition of tax with the proper taxing authority and payment by Seller to Buyer or the Company would be due only upon the resolution of the appeal.

     6.03 Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:

(a)   in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

(b)   in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

     6.04 Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 3.21 and this Article VI shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days.

ARTICLE VII

Conditions to Closing

     7.01 Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)   No Action shall have been commenced against Buyer, Seller or the Company, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(b)   No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

     7.02 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a)  The representations and warranties of Seller contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b)   Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Seller shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c)   All approvals, consents and waivers that are listed in Section 3.05 or on Section 3.05 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing.

(d)   From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(e)   Seller shall have duly executed and delivered the Assignment to Buyer.

(f)   The other Transaction Documents including the Employment Agreement as set forth in Section 5.14, shall have been executed and delivered by the parties thereto and true and complete copies thereof shall have been delivered to Buyer.

(g)   Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied.

(h)   Seller shall have delivered to Buyer a good standing certificate (or its equivalent) for the Company from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which the Company is organized.

(i)   Seller shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement provided such request does not enlarge or extend any existing liability or obligation of Seller or impose on Seller any new or additional liability or obligation.

     7.03 Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:

(a)   The representations and warranties of Buyer contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b)   Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Buyer shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c)   The other Transaction Documents, including the Employment Agreement as set forth in Section 5.14, shall have been executed and delivered by the parties thereto and true and complete copies thereof shall have been delivered to Seller.

(d)   Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied.

(e)   Seller shall have received a resolution adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, including, but not limited to, the issuance of the Shares.

(f)   Buyer shall have delivered to Seller cash in an amount equal to $450,000 by wire transfer in immediately available funds, to an account or accounts designated by Seller in a written notice to Buyer.

(g) Buyer shall have delivered to Seller a stock certificate of Buyer evidencing the Shares, fully paid and nonassessable, duly issued in the name of Seller.

(h) Buyer shall have delivered to Seller a good standing certificate (or its equivalent) for Buyer from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which the Company is organized.

(g)   Buyer shall have delivered to Seller such other documents or instruments as Seller reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement provided such request does not enlarge or extend any existing liability or obligation of Buyer or impose on Buyer any new or additional liability or obligation.

ARTICLE VIII

Indemnification

8.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein (other than any representations or warranties contained in Section 3.21 which are subject to Article VI) shall survive the Closing and shall remain in full force and effect until the date that is two years from the Closing Date; provided, that the representations and warranties in (i) Section 3.01, Section 3.03, Section 3.23, Section 4.01, Section 4.07, Section 4.08, and Section 4.17 shall survive indefinitely, and (ii) Section 3.19 shall survive for a period of three years after the Closing. All covenants and agreements of the parties contained herein (other than any covenants or agreements contained in Article VI which are subject to Article VI) shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

8.02 Indemnification By Seller. Subject to the other terms and conditions of this Article VIII, for a term beginning on the Closing Date and ending on the second anniversary of the Closing Date, Seller shall indemnify and defend each of Buyer and its Affiliates (including the Company) and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses (except as provided in this Section 8.02) incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a)   any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement or in any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement (other than in respect of Section 3.21, it being understood that the sole remedy for any such inaccuracy in or breach thereof shall be pursuant to Article VI), as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b)   any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement (other than any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article VI, it being understood that the sole remedy for any such breach, violation or failure shall be pursuant to Article VI).

(c) Buyer shall not satisfy any Loss by asserting a setoff, defense, or counterclaim against any obligation or indebtedness owed by Buyer to Seller, and Buyer waives all rights it otherwise might have to do so. Notwithstanding a contrary provision in this Agreement, Seller shall not be liable to Buyer, or have any obligation to indemnify Buyer, for any Loss arising out of (i) the actions or omissions of Waste Management or its agents, employees, officers, directors, or representatives or a breach by Waste Management of any representation or warranty made by it or its agents, employees, officers, directors, or representatives; or (ii) any motor vehicle related claim to which Seller has no knowledge.

     8.03 Indemnification By Buyer. Subject to the other terms and conditions of this Article VIII, for a term beginning on the Closing Date and ending on the second anniversary of the Closing Date, Buyer shall indemnify and defend each of Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a)   any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)   any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement (other than Article VI, it being understood that the sole remedy for any such breach thereof shall be pursuant to Article VI); or

(c) any Action brought by the estate, heirs, beneficiaries, or creditors of Charles W. Teelon.

     8.04 Indemnification Procedures. The party making a claim under this Article VIII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party”.

(a)   Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Company, or (y) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.04(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if it is adjudicated that , (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party does not assume the defense of the proceeding, the Indemnified Party must obtain the Indemnifying Party’s advance approval of the legal counsel engaged by the Indemnified Party to defend the proceeding. The Indemnifying Party shall not unreasonably withhold its approval of any legal counsel proposed to be engaged by the Indemnified Party. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.04(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 5.06) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b)   Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.04(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.04(a), it shall not agree to any settlement without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)   Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

8.05 Exclusions and Payments. An Indemnifying Party is not liable to an Indemnified Party for any Loss, unless: (i) the transactions set forth in this Agreement are consummated; (ii) the Indemnified Party requests payment or reimbursement of the Loss; (iii) the Indemnified Party furnishes the Indemnifying Party with evidence reasonably establishing the nature and amount of the Loss; (iv) the amount of the Loss has been determined and is absolute and liquidated (not contingent); and (v) the cumulative amount of all Losses exceeds $25,000.00. Furthermore, an Indemnifying Party is not liable for any Loss to the extent that (A) it is paid or payable as a whole or in part by an insurance policy, or (B) the Indemnifying Party is actually prejudiced by any failure of the Indemnified Party to promptly notify the Indemnifying Party of any fact, event, or proceeding (including any claim, action, demand, inquiry, lawsuit, or investigation, whether formal or informal, pending, threatened, or completed, or civil, criminal, administrative, or investigative) that results in, or reasonably could be expected to result in, the incurrence of a Loss. The maximum, aggregate liability of the Indemnifying Party for all Losses is limited to $1,500,000.00.

Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VIII, the Indemnifying Party shall satisfy its obligations within 15 Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. Any judgment shall bear interest pursuant to Fla. Stat. 55.03.

ARTICLE IX

Miscellaneous

     9.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

     9.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

If to Seller:	Paul Simon PDA Management Corp. 2230 Destiny Way Odessa, FL 33556 Email: paul.simon@gatewayrolloff.com
with a copy to:	Robert W. Bleakley, Esq. The Bleakley Bavol Law Firm 15170 North Florida Avenue Tampa, FL 33613
If to Buyer:	National Waste Management Holdings, Inc. 5920 N. Florida Avenue Hernando, FL Attention: Louis Paveglio Email: tiny@nationalwastemgmt.com
with a copy to:	Szaferman Lakind Blumstein & Blader, PC 101 Grovers Mill Road Second Floor Lawrenceville, NJ 08648 Attention: Gregg E. Jaclin Email: gjaclin@szaferman.com

     9.03 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

     9.04 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

     9.05 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon a determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

     9.06 Entire Agreement. This Agreement, the Assignment and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Assignment and the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

     9.07 Legal Representation. Each party to this Agreement has read and fully understands the terms and provisions hereof, has reviewed this Agreement with its legal counsel and/or advisor, has executed this Agreement based upon such party’s own judgment and advice of counsel, and knowingly, voluntarily, and without duress, agrees to all of the terms set forth in this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of authorship of any provision of this Agreement. Except as expressly set forth in this Agreement, neither the parties nor their affiliates, advisors and/or their attorneys have made any representation or warranty, express or implied, at law or in equity with respect of the subject matter contained herein. Without limiting the generality of the previous sentence, the Buyer, its affiliates, advisors and/or attorneys have made no representation or warranty to Seller concerning the state or federal tax consequences to Seller regarding the transactions contemplated by this Agreement.

9.08 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, Buyer may, without the prior written consent of Seller, assign all or any portion of its rights under this Agreement (except with respect to its obligations as to the Shares in Sections 2.02(c) and 5.13 and the representations and warranties in Article IV), to one or more of its direct or indirect wholly-owned subsidiaries. No assignment shall relieve the assigning party of any of its obligations hereunder.

     9.09 No Third-party Beneficiaries. Except as provided in Section 6.02 and Article VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     9.10 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

      9.11 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)   This Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction).

(b)   ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ASSIGNMENT, OR THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF FLORIDA, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ASSIGNMENT, OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ASSIGNMENT, OR THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11(c).

9.12 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

9.13 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLER: PDA Management Corp.
By /s/ Paul Simon_________________ Name: Paul Simon

BUYER: National Waste Management Holdings, Inc.
By /s/ Louis Paveglio_______________ Name: Louis Paveglio Title: Chief Executive Officer

DISCLOSURE SCHEDULES TO

PARTNERSHIP INTEREST PURCHASE AGREEMENT

BY AND BETWEEN

NATIONAL WASTE MANAGEMENT HOLDINGS, INC.

AND

PDA MANAGEMENT CORP.

Dated as of: November 23, 2015

INTRODUCTION

This disclosure schedule (the “Disclosure Schedule”) dated November 23, 2015, is prepared by National Waste Management Holdings, Inc. (hereinafter the “NWMH”), a Florida corporation, and PDA Management Corp. (hereinafter referred to as the “PDA”), pursuant to the Partnership Interest Purchase Agreement dated as of November 23, 2015 (hereinafter the “Agreement”).

Any matter, information or item disclosed under any specific representation or warranty or in the Disclosure Schedule shall be deemed to have been disclosed for all purposes of the Agreement in response to every representation or warranty in the Agreement in respect of which such disclosure is reasonably apparent and the facts relevant to such disclosure are set forth in reasonable detail. This Disclosure Schedule is incorporated into and made a part of the Agreement as if set forth at length therein. The inclusion of any matter, information or item in the Disclosure Schedule shall not be deemed to constitute an admission of any liability by the Company to any third party or otherwise imply that any such matter, information or item is material or creates a measure for materiality or material adverse effect for the purposes of the Agreement.

Headings have been inserted in the sections of the Disclosure Schedule for convenience of reference only and shall not have the effect of amending or changing the express description of any sections set forth in the Agreement. Terms used and not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

Schedule 3.02 – Jurisdiction Qualified to do Business.

Florida

Exhibit 10.1 - Schedule 3.02

Schedule 3.06 – Financial Statements.

Unaudited financial statements consisting of the balance sheet of the Company as of December 31 in the year 2014 and the related statements of income for the year then ended, and unaudited financial statements consisting of the balance sheet of the Company as of September 30, 2015 and the related statements of income for the nine month period then ended to be attached by Seller.

Exhibit 10.1 - Schedule 3.6

Schedule 3.09 – Material Contracts.

None, other than sample customer agreements to be attached by Seller

Exhibit 10.1 - Schedule 3.09

Schedule 3.10- Title to Assets; Real Property.

None, other than property leased by Company for operation of Company’s business located at 2230 Destiny Way, Odessa, FL 33556. Seller to attach lease

Exhibit 10.1 - Schedule 3.10

Schedule 3.16 -Insurance.

Declaration pages to be attached by Seller

Exhibit 10.1 - Schedule 3.16

Schedule 3.17 – Legal Proceedings; Governmental Orders

Pending Arbitration with James McRae and Deborah McRae

Exhibit 10.1 - Schedule 3.17

Schedule 3.18 – Compliance With Laws; Permits.

Seller to attach permits

Exhibit 10.1 - Schedule 3.18

Schedule 3.19 – Environmental Matters.

Seller to attach tire hauling permit

Exhibit 10.1 - Schedule 3.19

Schedule 3.20 – Employment Matters .

Seller to attach list of employees

Exhibit 10.1 - Schedule 3.20

Schedule 4.01 – Jurisdiction Qualified to do Business.

Florida

Exhibit 10.1 - Schedule 4.01

Schedule 4.08(g) – Capitalization

As of November 18, 2015

•	Authorized: 250,000,000
•	Outstanding: 63,201,842
•	Available to Issue: 186,798,158
•	Shares beneficially owned by affiliates:
Affiliate:	Number:
Charles Teelon
Louis Paveglio
Jeff Charlier
Total:

•	Preferred Stock: 10,000,000 shares authorized; 1 share of Series A Preferred Stock issued and outstanding

•	Options outstanding: None

•	Warrants outstanding: None

Exhibit 10.1 - Schedule 4.08(g)

Schedule 4.14 – Material Changes

On October 27, 2015, the Company entered into Membership Purchase Interest Agreements with certain individual and entity whereby the Company acquired 100% membership interests in Waste Recovery Enterprises, LLC. Pursuant to the terms of the agreements, in exchange for 100% of the outstanding membership interests in Waste Recovery Enterprises, the Company (i) issued a 4% promissory note in the principal amount of $250,000 and an aggregate of 2,750,000 shares of common stock of the Company.

Exhibit 10.1 - Schedule 4.14
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